Exhibit 99.2
Item 6. Selected Financial Data.
The following selected financial data should be read in conjunction with the consolidated financial statements and related notes in Item 8 (in thousands, except per share data):

	Years ended December 31,
	2010	2009		2008	2007	2006
Operating Data (a)
Revenues from continuing operations (b)	$272,411	$231,071		$233,424	$252,539	$257,167
Income from continuing operations	80,747	64,467		69,426	67,806	80,294
Net income	74,951	70,568		78,605	88,789	87,115
Add: Net loss (income) attributable to noncontrolling interests	314	713		950	(4,781)	220
Less: Net income attributable to redeemable noncontrolling interests	(1,293)	(2,258)		(1,508)	(4,756)	(1,032)
Net income attributable to W. P. Carey members	73,972	69,023		78,047	79,252	86,303
Basic Earnings Per Share:
Income from continuing operations attributable W. P. Carey members	2.01	1.59		1.75	1.53	2.11
Net income attributable to W. P. Carey members	1.86	1.74		1.98	2.08	2.29
Diluted Earnings Per Share:
Income from continuing operations attributable W. P. Carey members	2.01	1.59		1.72	1.53	2.05
Net income attributable to W. P. Carey members	1.86	1.74		1.95	2.05	2.22

Cash distributions declared per share	2.03	2.00	(c)	1.96	1.88 (c)	1.82

Balance Sheet Data
Net investments in real estate (d)	$946,975	$884,460		$918,741	$918,734	$850,107
Total assets	1,172,326	1,093,336		1,111,136	1,153,284	1,093,010
Long-term obligations (e)	396,982	326,330		326,874	316,751	279,314

Other Information
Cash provided by operating activities	$86,417	$74,544		$63,247	$47,471	$119,940
Cash distributions paid	92,591	78,618		87,700	71,608	68,615
Payment of mortgage principal (f)	14,324	9,534		9,678	16,072	11,742

(a)	Certain prior year amounts have been reclassified from continuing operations to discontinued operations.

(b)	For 2007, includes revenue earned in connection with CPA®:16 — Global meeting its performance criterion, and for 2006, includes revenue earned in connection with a CPA® REIT merger transaction.

(c)	Excludes special distributions of $0.30 per share and $0.27 per share paid in January 2010 and January 2008 to shareholders of record at December 31, 2009 and December 31, 2007, respectively.

(d)	Net investments in real estate consists of net investments in properties, net investments in direct financing leases, equity investments in real estate and CPA® REITs and assets held for sale, as applicable.

(e)	Represents mortgage and note obligations.

(f)	Represents scheduled mortgage principal payment.